AMENDMENT TO GLOBAL SELLING AGENCY AGREEMENT

AMENDMENT TO GLOBAL SELLING AGENCY AGREEMENT, dated as of January 23, 2009 (this “Amendment”), among CITIGROUP FUNDING INC., a Delaware corporation (the “Company”), CITIGROUP INC., a Delaware corporation (the “Guarantor”), CITIGROUP GLOBAL MARKETS INC., a Delaware corporation (the “U.S. Agent”), and CITIGROUP GLOBAL MARKETS LIMITED, a limited liability company registered in England (the “International Agent” and, together with the U.S. Agent, the “Agents”).

RECITALS:

WHEREAS, the Company, the Guarantor and the Agents are parties to a Global Selling Agency Agreement (the “GSAA”) dated as of April 20, 2006.

WHEREAS, the Company, the Guarantor and the Agents wish to amend the GSAA as it applies to offers and sales of the Company’s debt securities guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) under the FDIC’s Debt Guarantee Program (the “Debt Guarantee Program”, and such securities “FDIC-Guaranteed Notes”).

NOW, THEREFORE, the Company, Guarantor and Agents hereto agree as follows:

Section  1.    Definition of Terms.  Unless the context otherwise requires (including for purposes of the Recitals):

(a)	a term defined in the GSAA has the same meaning when used in this Amendment unless otherwise specified herein;

(b)	a term defined anywhere in this Amendment has the same meaning throughout;

(c)	the singular includes the plural and vice versa; and

(d)	headings are for convenience of reference only and do not affect interpretation.

Section 2.    Amendment of Section 4(A) of the GSAA.  Section 4(A) of the GSAA is hereby amended by adding the following subsections directly after Section 4(A)(s):

(t)
Solely in connection with FDIC-Guaranteed Notes, neither the Company nor the Guarantor will use the proceeds of the sale of the FDIC- Guaranteed Notes to prepay Company or Guarantor debt that is not FDIC-guaranteed debt.

(u)
Solely in connection with FDIC-Guaranteed Notes, the Company will pay all assessments associated with the Company’s participation in the Debt Guarantee Program and the issuance of the FDIC-Guaranteed Notes within the time period and in the manner required by 12 CFR Section 370.6.

(v)
Solely in connection with FDIC-Guaranteed Notes, the Company will give notice of the issuance of the FDIC-Guaranteed Notes to the FDIC within five (5) calendar days of the date of issuance, as required by 12 CFR Section 370.6 and the FDIC’s Financial Institution Letter 139-2008.

(w)	Solely in connection with FDIC-Guaranteed Notes, the Company and the Guarantor will comply with all other procedures and requirements of the Debt Guarantee Program.

Section 3.    Amendment of Section 4(B) of the GSAA. Section 4(B) of the GSAA is hereby amended by adding the following subsection directly after Section 4(B)(i):

(j)	It will not market and target the FDIC-Guaranteed Notes to retail customers.

Section 4.    Amendment of Section 7 of the GSAA.  The final sentence of Section 7 of the GSAA is hereby amended by adding the following directly after “4(A)(o), 4(A)(q), 4(A)(r)” and directly before “and 5 shall also remain in full force and effect”:

“4(A)(t), 4(A)(u), 4(A)(v), 4(A)(w)”.

Section 5.    Ratification.  The GSAA as supplemented by this Amendment is in all respects ratified and confirmed, and this Amendment shall be deemed part of the GSAA in the manner and to the extent herein and therein provided.

Section 6.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.    Counterparts.  This Agreement may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name: Geoffrey S. Richards
Title: Executive Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Joseph J. Martinelli
Name: Joseph J. Martinelli
Title: Assistant Treasurer

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Geoffrey S. Richards
Name: Geoffrey S. Richards
Title: Authorized Signatory